UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2016

Trinseo S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

001-36473

(Commission File Number)

1000 Chesterbrook Boulevard, Suite 300
Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

(610) 240-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)                   Appointment of Certain Officers.

On May 20, 2016, the board of directors (the “Board”) of Trinseo S.A. (the “Company”) appointed Barry J. Niziolek, age 59, as executive vice president and chief financial officer of the Company effective June 13, 2016.  From September 2006 through August 2015, Mr. Niziolek was a Vice President and Controller at E.I. DuPont de Nemours & Company (“DuPont”) where he was responsible for the company’s accounting controls, financial reporting, and financial planning and analysis. During his 34 years at DuPont, he held a wide range of finance roles, including as chief financial officer for the titanium and coatings businesses, as well as chief financial officer for the crop protection business. At DuPont, Mr. Niziolek acquired substantial experience in finance leadership, governance and compliance, board interactions, mergers and acquisitions, risk management, capital structure, corporate planning, new business development, and investor relations. Mr. Niziolek began his career at KPMG, where he was a senior auditor.  Mr. Niziolek has a bachelor of science degree in accounting from Wilkes University and his MBA from University of Delaware.  He is a certified public accountant.

No family relationship exists between Mr. Niziolek and any of the Company’s directors or other executive officers.  Since January 1, 2015, Mr. Nizioek has not engaged, and does not plan to engage, in any transaction with the Company or its subsidiaries, in an amount that exceeds $120,000, in which he had or will have a direct or indirect material interest.

(e)     Compensatory Arrangements of Certain Officers

On May 20, 2016, the Company’s Board on the recommendation of its Compensation Committee approved Mr. Niziolek’s employment agreement (the “Agreement”).  The Agreement is effective as of June 13, 2016 and has a one-year term, which automatically renews unless either party provides 90 days advance notice.  Under the Agreement, Mr. Niziolek is entitled to a base salary of $500,000, which will be reviewed annually and may be increased above, but not below, the prior annual amount. Mr. Niziolek is also entitled to participate in the Company’s annual performance award cash bonus, for which his target amount shall equal 70% of his base salary for the respective calendar year. Additionally, Mr. Niziolek is entitled to annual equity award grants having a grant date fair value equal to 155% of his base salary for the respective calendar year.  After three years of service, Mr. Niziolek will be deemed to be retirement eligible for purposes of these equity awards grants, which otherwise will be subject to the same general vesting terms and conditions as applied to equity awards granted to similarly situated senior executives of the Company.

In the event of his termination of employment for any reason, Mr. Niziolek will be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under our vacation and other benefit plans and, except in the case of a termination by the Company for “cause” or by the executive without “good reason” (each, as defined in the Agreement), (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination and (ii) a pro rata target bonus for the calendar year of termination.  In addition to the severance benefits described above, upon termination without “cause” or by him for “good reason,” Mr. Niziolek is entitled to receive (i) an amount equal to 1.5 times the sum of his respective base salary and target bonus, payable in equal monthly installments over the 18 months following such termination, and (ii) 18 months of health benefits continuation, provided, however, that if he obtains other employment that offers group health benefits, such continued insurance coverage will terminate.  His receipt of these severance benefits is subject to his timely execution of a general release of claims.

Item 9.01 Financial Statements and Exhibits.

d)            Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Trinseo LLC and Barry Niziolek, dated May 20, 2016

99.1	Press Release, dated May 23, 2016

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinseo S.A.

By:	/s/ Angelo N. Chaclas
Name:	Angelo N. Chaclas
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

Date:  May 23, 2016

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